Exhibit 7

U.S. Bank Trust Company, National Association
Statement of Financial Condition
as of 12/31/2025

($000’s)

12/31/2025
Assets
Cash and Balances Due From Depository Institutions	$2,035,855
Securities	4,696
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	623
Intangible Assets	574,084
Other Assets	173,370
Total Assets	$2,788,628

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	237,596
Total Liabilities	$237,596

Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	1,379,197
Minority Interest in Subsidiaries	0
Total Equity Capital	$2,551,032

Total Liabilities and Equity Capital	$2,788,628